Press Release	Source: Neuro-Hitech, Inc.

Neuro-Hitech Announces the Appointment of Dr. Gary Shearman as President and Chief Executive Officer
Tuesday August 28, 8:00 am ET

NEW YORK--(BUSINESS WIRE)--Neuro-Hitech, Inc. (NASDAQ: NHPI - News), a biopharmaceutical company focused on the development and commercialization of next-generation compounds for neurodegenerative diseases, today announced that Dr. Gary Shearman has been named President and Chief Executive Officer. Dr. Shearman was also elected to the company's board of directors, replacing L. William McIntosh. Dr. Shearman succeeds Reuben Seltzer, one of Neuro-Hitech's founders. "We are delighted that a person of Gary's extensive global research and drug development leadership experience has joined our company and believe his decision affirms the progress we have made and the potential of the company. We believe his addition will greatly benefit our constituents as he leads our company to the next level," Mr. Seltzer commented.

Dr. Shearman brings more than 25 years of biopharmaceutical industry experience. During his career, Dr. Shearman has been responsible for creating and implementing global drug development and regulatory strategies which have resulted in over twenty regulatory submissions and product approvals worldwide. Dr. Shearman also brings extensive insight into the biopharmaceutical market having spent the past six years as a venture capitalist and consultant to biotechnology companies, including over five years as Chairman and Managing Director of HBM Advisors USA, LLC, a provider of investment advisory services to HBM BioVentures and HBM BioCapital in the biotechnology and medical technology sectors.

Between May 1992 and January 2000, Dr. Shearman was employed by Rhone-Poulenc Rorer (now Sanofi/Aventis) where he served in a variety of positions, most recently as Deputy Head of Global Research and Drug Development and Senior Vice President of Global Drug Development. He was responsible for ensuring the global implementation of the corporate product strategy and coordinating all R&D, marketing and manufacturing activities related to the widely used cardiovascular and oncology drugs Lovenox® and Taxotere®. He also served as Senior Vice President of Pharmaceutical Drug Development for Rhone-Poulenc Rorer where he coordinated global drug development and regulatory strategies and directed global departments with over 2,200 employees and a consolidated annual budget of approximately $450 million.

From 1987 to 1992, Dr. Shearman worked at Merck & Co., Inc. where he served as Director of International Regulatory Affairs and prior to that as Associate Director, Clinical Neurosciences. Dr. Shearman began his pharmaceutical career at Sandoz, Ltd., a Swiss pharmaceutical company (now a part of Novartis) where he worked in drug discovery and as a project leader for central nervous system products.

Dr. Shearman earned his Ph.D in Pharmaceutical Sciences at the University of Rhode Island. He did his post-doctoral studies in the Department of Neuropharmacology at the Max Planck Institute for Psychiatry in Munich, Germany. Dr. Shearman is Chairman of the Board of Directors of Nereus Pharmaceuticals, Inc., a privately held biopharmaceutical company.

"This is a very exciting time for Neuro-Hitech and an ideal opportunity for me. I believe Neuro-Hitech is at a critical juncture in its development and well positioned to make important contributions to the needs of Alzheimer's patients and their families. Everyone at the company is looking forward to the results of the Phase II clinical trial of Huperzine A in Alzheimer's patients at the end of this year and helping Neuro-Hitech maximize its potential in this large and increasingly important market," Dr. Shearman commented.

Mr. Seltzer will continue to play a role in the company as the newly elected Vice Chairman of the Board. In addition to serving as Vice Chairman, Mr. Seltzer will assist the board in evaluating various strategic relationships and related opportunities.

The material terms of Dr. Shearman's compensation will be disclosed on a Form 8-K filed with the Securities and Exchange Commission within four business days of his appointment.

About Neuro-Hitech, Inc.

Neuro-Hitech, Inc. is a New York-based biopharmaceutical company that is focused specifically on developing next-generation therapies for neurodegenerative diseases. Our lead product candidate, Huperzine A, is being clinically tested for efficacy in the treatment of Alzheimer's disease and has shown to protect nerve cell death and have longer duration of AChE inhibitory action. In addition to huperzine, Neuro-Hitech has two major preclinical development programs. The first program is developing second generation anti-amyloid compounds which target A-beta and Tau proteins. Neuro-Hitech's second major preclinical program is targeted to the development of a novel series of compounds designed to treat (anti-ictogenic) and prevent (anti-epileptogenic) epilepsy.

More information about Neuro-Hitech can be found online at www.neurohitech.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements (as defined in Section 27A of the Securities Act and Section 21E of the Exchange Act). To the extent that any statements made in this press release contain information that is not historical, these statements are essentially forward-looking. Forward-looking statements can be identified by the use of words such as "expects," "plans," "will," "may," "anticipates," "believes," "should," "intends," "estimates," "projects" and other words of similar meaning. These statements are subject to risks and uncertainties that cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include those outlined in "Risk Factors" found within our Annual Report on Form 10-KSB and include, without limitation, Neuro-Hitech's limited cash and ability to raise capital to finance the growth of Neuro-Hitech's operations, the ability of Neuro-Hitech to develop its products and obtain necessary governmental approvals, Neuro-Hitech's ability to protect its proprietary information, Neuro-Hitech's ability to attract or retain qualified personnel, including scientific and technical personnel and other risks detailed from time to time in Neuro-Hitech's filings with the SEC, or otherwise.

Contact:
Neuro-Hitech, Inc.
David Barrett, CFO, 212-594-1215
or
Investor Relations:
Alliance Advisors, LLC
Thomas P. Walsh, 212-398-3486

Source: Neuro-Hitech, Inc.